                                                                    Exhibit 12.1

                              PrivateBancorp, Inc.
                    Computation of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                         Year Ended December 31,
                                                          ---------------------------------------------------
                                                             2000      1999       1998        1997      1996
                                                            -------   -------    -------     -------   -------
Including Interest on Deposits
Earnings:
   Earnings before income taxes...........................  $ 6,688   $ 4,172    $ 4,849     $ 3,387   $ 2,195
   Fixed charges from below...............................   33,331    16,605     13,312      10,081     8,034
                                                            -------   -------    -------     -------   -------
   Earnings...............................................  $40,019   $20,777    $18,161     $13,468   $10,229
Fixed charges:
   Interest expense.......................................  $33,331   $16,605    $13,312     $10,081   $ 8,034
   Interest Portion of Fixed Rentals/(1)/.................       --        --         --          --        --
                                                            -------   -------    -------     -------   -------
   Total Interest Expense.................................  $33,331   $16,605    $13,312     $10,081   $ 8,034

Ratio of Earnings to Fixed Charges                             1.20x     1.25x      1.36x       1.34x     1.27x

Excluding Interest on Deposits
Earnings:
   Earnings before income taxes...........................  $6, 688   $ 4,172    $ 4,849     $ 3,387   $ 2,195
   Fixed charges from below...............................    4,116       931         19           3       143
                                                            -------   -------    -------     -------   -------
   Earnings...............................................  $10,804   $ 5,103    $ 4,868     $ 3,390   $ 2,338
Fixed charges:
   Interest expense excluding interest on deposits........  $ 4,116   $   931    $    19     $     3   $   143
   Interest Portion of Fixed Rentals/(1)/.................       --        --         --          --        --
                                                            -------   -------    -------     -------   -------
   Total Interest Expense.................................  $ 4,116   $   931    $    19     $     3   $   143

Ratio of Earnings to Fixed Charges                             2.62x     5.48x    256.21x    1130.00x    16.35x

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(1) The company is not a party to any capital leases, therefore, this item is not applicable.  All leases are operating leases.